EXHIBIT 23.1

March 23, 1998
Geo Petroleum, Inc.
501 Deep Valley Drive, Suite 300
Rolling Hills Estates, CA 90274

Re: Registration of Common Stock pursuant to a Registration Statement on Form S-8

Ladies and gentlemen:

I have acted as counsel for Geo Petroleum, Inc., a California Corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement on Form S-8 (the "Registration Statement"), of 1,500,000 shares of Common Stock, no par value, of the Company (the "Common Stock"), all of which shares are to be issued in connection with the Company's 1998 CONSULTANTS' STOCK PLAN (the "PLAN"), as further described in the Registration Statement.

I have made such inquiries and examined such documents as I have considered necessary or appropriate for the purpose of giving the opinion hereinafter set forth. I have assumed the genuineness and authenticity of all signatures on all original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the due authorization, execution, delivery or recordation of all documents where due authorization, execution or recordation are prerequisites to the effectiveness thereof.

Based upon the foregoing, having regard for such legal considerations as I deem relevant, and assuming, with respect to the shares of Common Stock issued under the PLAN (i) the availability of a sufficient number of shares of Common Stock authorized by the Company's Articles of Incorporation then in effect, and (ii) no change occurs in applicable law or the pertinent facts, I am of the opinion that the 1,500,000 shares of Common Stock that may be issued and sold by the Company from time to time under the PLAN, will upon issuance and delivery against payment therefor, be duly authorized and legally issued, fully paid and non-assessable.

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I hereby  consent to the filing of this opinion with the Securities and Exchange
Commission as an exhibit to the Registration Statement. By so consenting, I do not thereby admit that our firm's consent is required by Section 7 of the Securities Act. I further advise you that my wife and I are the joint holders of approximately 46% of the outstanding stock of the Company and I am the C.E.O. thereof, all as disclosed in the Registration Statement.

Very truly yours,

Gerald T. Raydon
Attorney for Geo Petroleum, Inc.